KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
2008 FIRST QUARTER RESULTS

•	2008 first quarter earnings per share were $.68, a 48% increase compared with $.46 earned in the 2007 first quarter

•	Demand for both marine transportation and diesel engine services remains strong

•	2008 second quarter earnings per share guidance is $.69 to $.74 versus $.56 earned in the 2007 second quarter

•	2008 year earnings per share guidance increased to $2.74 to $2.89 versus $2.29 earned in the 2007 year

Houston, Texas (April 23, 2008) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the first quarter ended March 31, 2008 of $36.6 million, or $.68 per share, compared with net earnings of $24.4 million, or $.46 per share, for the 2007 first quarter.  Kirby’s initial published 2008 first quarter earnings guidance range was $.57 to $.62 per share, which was revised to exceed $.66 per share on March 17.  Consolidated revenues for the 2008 first quarter were a record $330.6 million, an increase of 21% over the $274.2 million reported for the 2007 first quarter.

Joe Pyne, Kirby’s President and Chief Executive Officer commented, “Our financial results produced the 17th consecutive quarter in which our earnings exceeded the same quarter of the previous year.  The marine transportation fundamentals remain favorable.   We operated additional boats during the quarter and operated more equipment on time charters which are insulated from revenue fluctuations caused by weather and navigational delays and temporary market declines.  Our diesel engine services segment continued to experience strong demand in our medium-speed markets, while our high-speed Gulf Coast market was, as expected, slower due to seasonal softness in the oil service market.”

Segment Results – Marine Transportation

Marine transportation revenues and operating income for the 2008 first quarter increased 25% and 44%, respectively, compared with the first quarter of 2007.  A major driver with respect to the 25% increase in marine transportation revenues was the recovery of higher diesel fuel costs.  The marine transportation operating margin was 21.3% for the 2008 first quarter compared with 18.4% for the 2007 first quarter.  The record results reflected continued strong demand, higher contract and spot market rates,  rate escalators on multi-year contracts and increased efficiencies from the continued improvement in vessel personnel and towboat availability, partially offset by increased delay days caused by winter weather conditions compared with the 2007 first quarter.

Segment Results – Diesel Engine Services

Diesel engine services revenues and operating income for the 2008 first quarter increased 6% and 12%, respectively, compared with the 2007 first quarter.  The diesel engine services operating margin was 16.0% for the 2008 first quarter compared with 15.2% for the 2007 first quarter.  The record results reflected continued strong demand for service work and parts sales in the medium-speed engine markets, benefiting from seasonal work for Midwest and Great Lakes customers, and a large power generation modification project.  The high-speed Gulf Coast market, as anticipated, was slower due to seasonal softness in demand for diesel engine services to the oil service market.  The results also reflected the accretive acquisition in July 2007 of Saunders Engine and Equipment Company, Inc., a high-speed diesel engine services provider.

Outlook

Commenting on the 2008 second quarter, Mr. Pyne said, “We expect our marine transportation business levels to remain strong and anticipate continued favorable contract and spot market rate increases.  Business levels in our diesel engine services markets are also anticipated to remain favorable.  We do anticipate a significant increase in delay days in the second quarter due to high water conditions on the Mississippi River System which will have a negative impact on our second quarter financial results.  For the 2008 second quarter, our earnings guidance is $.69 to $.74 per share, reflecting a 23% to 32% increase compared with $.56 per share for the 2007 second quarter, and takes into account anticipated navigational delays due to the high water conditions on the Mississippi River.  For the 2008 year, we are increasing our guidance range to $2.74 to $2.89 per share, reflecting a 20% to 26% increase over the 2007 net earnings of $2.29 per share.  Our 2008 capital spending guidance remains at $150 to $160 million, which includes approximately $80 million for the construction of new tank barges and towboats.”

Conference Call

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, April 24, 2008, to discuss the 2008 first quarter performance as well as the outlook for the 2008 second quarter and year.  The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers.  The leader’s name is Steve Holcomb.  An audio playback will be available at 1:00 p.m. central time on Thursday, April 24, through 5:00 p.m. central time on Friday, May 23, by dialing 800-642-1687 for domestic and 706-645-9291 for international callers.  The conference ID number is 42922388.   The conference call can also be accessed by visiting Kirby’s website at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/343777/.  A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings is included in this press release.

This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2007 and 2006 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States’ inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

A summary of the results for the first quarter follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2008	2007
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$261,228	$209,065
Diesel engine services	69,342	65,146
	330,570	274,211
Costs and expenses:
Costs of sales and operating expenses	208,346	175,599
Selling, general and administrative	32,872	30,506
Taxes, other than on income	3,533	3,134
Depreciation and amortization	22,327	19,587
Loss on disposition of assets	58	499
	267,136	229,325

Operating income	63,434	44,886
Other expense	(257)	(150)
Interest expense	(3,782)	(5,154)

Earnings before taxes on income	59,395	39,582
Provision for taxes on income	(22,748)	(15,160)

Net earnings	$36,647	$24,422

Net earnings per share of common stock:
Basic	$0.69	$0.46
Diluted	$0.68	$0.46
Common stock outstanding (in thousands):
Basic	53,222	52,713
Diluted	54,051	53,591

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2008	2007
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings	$36,647	$24,422
Interest expense	3,782	5,154
Provision for taxes on income	22,748	15,160
Depreciation and amortization	22,327	19,587
	$85,504	$64,323

Capital expenditures	$48,753	$53,649
Acquisitions of businesses and marine equipment	$1,800	$47,317

	March 31,
	2008	2007
	(unaudited, $ in thousands)
Long-term debt, including current portion	$283,230	$360,574
Stockholders’ equity	$807,435	$661,045
Debt to capitalization ratio	26.0%	35.3%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2008	2007
	(unaudited, $ in thousands)

Marine transportation revenues	$261,228	$209,065

Costs and expenses:
Costs of sales and operating expenses	159,649	128,830
Selling, general and administrative	22,308	20,480
Taxes, other than on income	3,235	2,878
Depreciation and amortization	20,520	18,316
	205,712	170,504

Operating income	$55,516	$38,561

Operating margins	21.3%	18.4%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2008	2007
	(unaudited, $ in thousands)

Diesel engine services revenues	$69,342	$65,146

Costs and expenses:
Costs of sales and operating expenses	48,697	46,769
Selling, general and administrative	7,832	7,310
Taxes, other than on income	274	244
Depreciation and amortization	1,434	926
	58,237	55,249

Operating income	$11,105	$9,897

Operating margins	16.0%	15.2%

OTHER COSTS AND EXPENSES

	First Quarter
	2008	2007
	(unaudited, $ in thousands)

General corporate expenses	$3,129	$3,073

Loss on disposition of assets	$58	$499

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2008	2007

Ton Miles (in millions) (2)	3,806	3,777
Revenue/Ton Mile (cents/tm) (3)	6.6	5.3
Towboats operated (average) (4)	260	248
Delay Days (5)	2,998	2,600
Average cost per gallon of fuel consumed	$2.71	$1.71
Tank barges:
Active	912	913
Inactive	63	52
Barrel Capacities (in millions):
Active	17.3	17.3
Inactive	1.2	.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Inland marine transportation revenues divided by ton miles. Example: First quarter 2008 inland marine revenues of $251,696,000 divided by 3,806,000,000 marine transportation ton miles = 6.6 cents.
(4)     Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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